Exhibit 99.1

40 IDX Drive

P.O. Box 1070

Burlington, VT 05402-1070

www.idx.com

Contacts:	Margo Happer
Director – Investor Relations and Corporate Communications
802-859-6169

FOR IMMEDIATE RELEASE

IDX SYSTEMS CORPORATION REPORTS

2003 FIRST QUARTER RESULTS

Strong Revenue and Earnings Growth

BURLINGTON, VT – April 30, 2003 – IDX Systems Corporation (NASDAQ:IDXC) reported results today for the first quarter ended March 31, 2003.

Revenues for the first quarter 2003 increased 12.2% to $121.1 million compared to $107.9 million in the first quarter of 2002. Revenues reflect the adoption of EITF 01-14, and all periods presented, including 2002, have been reclassified to reflect this on a consistent basis.

IDX reported first quarter 2003 net income of $3.8 million, or $0.13 per fully diluted share, compared to 2002 net income of $4.1 million, or $0.14 per fully diluted share. 2002 results include a one-time pre-tax gain of $4.3 million associated with the sale of ChannelHealth, a subsidiary. Excluding the gain, 2002 first quarter net income was $1.3 million or $0.04 per fully diluted share.

On April 10, 2003 IDX announced it had reached an agreement to sell EDiX, its medical transcription subsidiary, to Total eMed. The sale is expected to be finalized in the second quarter of 2003, subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Act. EDiX will be accounted for as a discontinued operation beginning in the second quarter of 2003.

Excluding EDiX, IDX reported 2003 first quarter revenues of $92.4 million, a 14.2% increase over 2002 first quarter revenues of $80.9 million. Excluding EDiX, first quarter 2003 net income increased to $4.1 million, or $0.14 per fully diluted share, compared to first quarter 2002 net income of $1.3 million, or $0.04 per fully diluted share, excluding EDiX and the one-time gain.

IDX considers operating results excluding special items and EDiX to be the most relevant benchmark of the company’s core operating performance. Management believes this pro forma measure helps indicate underlying trends in the company’s business performance and uses this measure to manage the business and evaluate its performance. A reconciliation of pro forma to GAAP is included in the attached financial statements.

“We are well positioned for continued growth in the healthcare information technology market,” said Richard E. Tarrant, Chairman of IDX. “2002 was a watershed year for us, marking a successful transition and turnaround, and we’re off to a strong start in 2003. We believe we are firmly established in the growing clinical arena, the group practice market is strong, and hospitals as well as integrated delivery networks are intensifying their concentration on improving business performance. With the divestiture of EDiX, we are poised to focus on our core strength – delivering leading software solutions across the care continuum. We believe customers today, more than ever, value what IDX has to offer: a partnership approach to relationships coupled with robust and proven solutions.”

“We continued to demonstrate our ability to execute against our plan in the first quarter, achieving strong results across the company,” said James H. Crook, Jr., President and Chief Executive Officer of IDX. “Sales growth in Flowcast and Groupcast was strong, fueled by our well-established track record of helping customers achieve business performance success. We successfully brought a number of customers live on Carecast, reflecting our ability to help customers progress toward achieving fail-safe care. Finally, we signed a number of Imagecast PACS deals – evidence that our single-database solution, coupled with our experience in imaging, is recognized and rewarded in the market.”

IDX remains comfortable with 2003 revenue guidance of $400—$406 million from continuing operations. Earnings per share from continuing operations are expected to amount to $0.73 per share. EDiX will be accounted for as a discontinued operation beginning in the second quarter of 2003.

A conference call with investors will be held on April 30, 2003 at 11:00 am EDT to discuss these results. An audio Webcast of the call is available at our Internet site: www.idx.com, Investor Relations, Multimedia.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,600 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX Systems are installed at:

380 Integrated delivery networks (IDNs) representing more than 700 hospitals

175 large group practices with more than 200 physicians

665 mid-size group practices with less than 200 physicians

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. EDiX Corporation, an IDX subsidiary, offers medical transcription and clinical documentation services to physicians groups and hospital customers. IDX has approximately 5,000 full-time employees.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties, including statements relating to the future financial performance and operating results of IDX and the probability and expected timing of the closing of the sale of EDiX. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties in difficulties in developing new services, including the IDX eCommerce Services gateway system, difficulties in implementing systems, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare and e-commerce industries, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, including those described under the caption “Forward-looking Information and Factors Affecting Future Performance” in IDX’s Annual Report on Form 10-K for the year ended December 31, 2002,which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

IDX SYSTEMS CORPORATION

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2003	2002
	(unaudited)	(audited)
Assets
Cash and marketable securities	$56,129	$54,435
Accounts receivable, net	105,731	109,806
Refundable income taxes	6,133	7,590
Prepaid and other current assets	10,025	8,716
Deferred tax asset	3,603	3,603

Total current assets	181,621	184,150

Property and equipment, net	92,524	88,759
Capitalized software costs, net	2,211	2,676
Goodwill, net	2,508	2,411
Other assets	14,357	13,849

Total assets	$293,221	$291,845

Liabilities and stockholders' equity
Accounts payable, accrued expenses and other liabilities	$53,835	$62,476
Deferred revenue	19,404	18,429
Notes payable to bank	23,727	18,727

Total current liabilities	96,966	99,632

Stockholders' equity	196,255	192,213

Total liabilities and stockholders' equity	$293,221	$291,845

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues
Systems sales	$32,541	$27,216
Maintenance and service fees	88,535	80,655

Total revenues	121,076	107,871

Operating expenses
Cost of systems sales	11,792	9,224
Cost of maintenance and services	65,094	62,912
Selling, general and administrative	24,604	21,990
Software development costs	14,240	12,134

Total operating expense	115,730	106,260

Operating income	5,346	1,611

Other income
Other income	127	276
Gain on sale of investment in subsidiary	—	4,273

Total other income	127	4,549

Income before income taxes	5,473	6,160
Income tax provision	(1,642)	(2,033)

Net income	$3,831	$4,127

Basic earnings per share	$0.13	$0.14

Basic weighted average shares outstanding	29,172	28,841

Diluted earnings per share	$0.13	$0.14

Diluted weighted average shares outstanding	29,415	29,015

Earnings per share numbers may not foot due to rounding.

The above financial statement includes the following special items:
	Three Months Ended March 31,
	2003	2002
Gain on sale of investment in subsidiary	$—	$(4,273)
Tax effect of included special items	—	1,410

Total net effect of included special items	$—	$(2,863)

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

Including one-time charges

	Three Months Ended March 31, 2003			Three Months Ended March 31, 2002
		(Unaudited)			(Unaudited)
	IDX	EDiX	Total	IDX	EDiX	Total
Revenues
Systems sales	$32,541	$—	$32,541	$27,216	$—	$27,216
Maintenance and service fees	59,900	28,635	88,535	53,707	26,948	80,655

Total revenues	92,441	28,635	121,076	80,923	26,948	107,871

Operating expenses
Cost of systems sales	11,792	—	11,792	9,224	—	9,224
Cost of maintenance and services	41,661	23,433	65,094	41,110	21,802	62,912
Selling, general and administrative	20,090	4,514	24,604	18,149	3,841	21,990
Software development costs	13,350	890	14,240	11,663	471	12,134

Total operating expense	86,893	28,837	115,730	80,146	26,114	106,260

Operating income (loss)	5,548	(202)	5,346	777	834	1,611
Other income (expense)	124	3	127	1,146	(870)	276
Gain on sale of investment in subsidiary	—	—	—	4,273	—	4,273

Other income (expense)	124	3	127	5,419	(870)	4,549

Income (loss) before income taxes	5,672	(199)	5,473	6,196	(36)	6,160
Income tax provision	(1,531)	(111)	(1,642)	(2,033)	—	(2,033)

Net income (loss)	$4,141	$(310)	$3,831	$4,163	$(36)	$4,127

Basic earnings (loss) per share	$0.14	$(0.01)	$0.13	$0.14	$(0.00)	$0.14

Basic weighted average shares outstanding	29,172	29,172	29,172	28,841	28,841	28,841

Diluted earnings (loss) per share	$0.14	$(0.01)	$0.13	$0.14	$(0.00)	$0.14

Diluted weighted average shares outstanding	29,415	29,415	29,415	29,015	29,015	29,015

Earnings per share numbers may not foot due to rounding.

The above financial statement includes the following special items:
	Three Months Ended
	March 31,
	2003	2002
Gain on sale of investment in subsidiary	$—	$(4,273)
Tax effect of included special items	—	1,410

Total net effect of included special items	$—	$(2,863)

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

* Excluding one-time charges

	Three Months Ended March 31, 2003			Three Months Ended March 31, 2002
		(Unaudited)			(Unaudited)
	IDX	EDiX	Total	IDX	EDiX	Total
Revenues
Systems sales	$32,541	$—	$32,541	$27,216	$—	$27,216
Maintenance and service fees	59,900	28,635	88,535	53,707	26,948	80,655

Total revenues	92,441	28,635	121,076	80,923	26,948	107,871

Operating expenses
Cost of systems sales	11,792	—	11,792	9,224	—	9,224
Cost of maintenance and services	41,661	23,433	65,094	41,110	21,802	62,912
Selling, general and administrative	20,090	4,514	24,604	18,149	3,841	21,990
Software development costs	13,350	890	14,240	11,663	471	12,134

Total operating expense	86,893	28,837	115,730	80,146	26,114	106,260

Operating income (loss)	5,548	(202)	5,346	777	834	1,611
Other income (expense)	124	3	127	1,146	(870)	276

Income (loss) before income taxes	5,672	(199)	5,473	1,923	(36)	1,887
Income tax provision	(1,531)	(111)	(1,642)	(623)	—	(623)

Net income (loss)	$4,141	$(310)	$3,831	$1,300	$(36)	$1,264

Basic earnings (loss) per share	$0.14	$(0.01)	$0.13	$0.05	$(0.00)	$0.04

Basic weighted average shares outstanding	29,172	29,172	29,172	28,841	28,841	28,841

Diluted earnings (loss) per share	$0.14	$(0.01)	$0.13	$0.04	$(0.00)	$0.04

Diluted weighted average shares outstanding	29,415	29,415	29,415	29,015	29,015	29,015

Earnings per share numbers may not foot due to rounding.

The above financial statement excludes the following special items:

	Three Months Ended March 31,
	2003	2002
Gain on sale of investment in subsidiary	$—	$(4,273)
Tax effect of included special items	—	1,410

Total net effect of included special items	$—	$(2,863)

IDX Systems Corporation

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March,
	2003	2002
OPERATING ACTIVITIES:
Net income	$3,831	$4,127
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,666	3,826
Amortization	655	432
Increase in allowance for doubtful accounts	644	444
Gain on sale of subsidiary common stock	—	(4,273)
Changes in operating assets and liabilities:
Accounts receivable	3,431	(8,544)
Prepaid expenses and other assets	(1,933)	(2,576)
Accounts payable and accrued expenses	(6,426)	(2,598)
Federal and state income taxes	1,457	2,957
Deferred revenue	975	(244)

Net cash provided by (used in) operating activities	7,300	(6,449)

INVESTING ACTIVITIES:
Purchase of property and equipment, net	(9,746)	(4,994)
Other assets	(997)	—

Net cash used in investing activities	(10,743)	(4,994)

FINANCING ACTIVITIES:
Proceeds from sale of common stock	137	171
Proceeds from debt issuance	23,727	18,727
Repayment of debt issuance	(18,727)	(15,000)

Net cash provided by financing activities	5,137	3,898

Increase (decrease) in cash and marketable securities	1,694	(7,532)
Cash and marketable securities at beginning of period	54,435	56,373

Cash and marketable securities at end of period	$56,129	$48,841